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                                                               Exhibit 10.1

                             EMPLOYMENT AGREEMENT
                             --------------------

         EMPLOYMENT AGREEMENT dated as of July 21, 1997 by and between Discovery Zone, Inc., a Delaware corporation (the "Company"), and Scott Bernstein ("Executive").

         WHEREAS, the Board of Directors of the predecessor in interest of the Company, as debtor-in-possession (the "Debtor"), approved hiring Executive as President and Chief Executive Officer on December 5, 1996 (the "Commencement Date") and the Bankruptcy Court having jurisdiction over the Debtor's bankruptcy case authorized such hiring on January 23, 1997;

         WHEREAS, the Debtor's Third Amended Joint Plan of Reorganization (the "Plan") was confirmed on July 18, 1997;

         WHEREAS, the Board of Directors of the Company (the "Board"), considers it essential to the Company's best interests and the best interests of its shareholders to retain and foster the continued employment of Executive by the Company following its emergence from bankruptcy proceedings and to enter into an agreement embodying the terms of such employment (the "Agreement"); and

         WHEREAS, Executive is willing to accept and continue his employment on the terms set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

         1. TERM OF EMPLOYMENT. Subject to the provisions of Section 7 of this Agreement, the Company shall employ Executive for a period (the "Employment Term") initially ending on January 1, 2001 (such initial period, the "Initial Employment Term"); provided that the Employment Term will automatically extend for successive one year periods unless not later than sixty (60) days prior to such automatic extension the Company or Executive gives the other written notice to the contrary.

         2.   POSITION.

         (a) During the term of Executive's employment hereunder, Executive will serve as the President and Chief Executive Officer of the Company and any holding company thereof and will report directly to the Board. In such position, Executive will have such duties and authority as are customarily exercised by a President and Chief Executive Officer of business corporation of similar size and public stature and as the Board



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determines, from time to time, are reasonably related to the business of the
Company and do not limit or otherwise hamper Executive's ability to perform his duties. Subject to the authority and direction of the Board and within the scope of the business plan approved by the Board, Executive will be ultimately responsible for overall management, administration and operation of all present and future business of the Company and its subsidiaries, including, but not limited to, finance, budgeting, strategic and business planning, customer development, corporate development, service development, personnel management, consulting and marketing. Executive will also serve without additional compensation as the chief executive officer of each subsidiary of the Company. In addition, Executive will serve on the Board, the board of directors of the holding company, if any, or which the Company is a subsidiary and on the boards of directors of the Company's subsidiaries, in each case, without additional compensation.

         (b) During the term of Executive's employment hereunder, Executive shall devote substantially all of his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein will preclude Executive from continuing to serve on the board of directors of any business corporation or any charitable organization on which he now serves and which has been disclosed to the Company in writing, or subject to the prior approval of the Board, from accepting appointment to additional boards of directors, in either case, provided that such activities do not materially interfere with the performance of Executive's duties hereunder.

         (c) The Company shall indemnify Executive against directors' and officers' liability to the fullest extent permitted by law.

         3. BASE SALARY. For the period commencing on the Effective Date (as defined in Section 13(m) of this Agreement) and ending on December 31, 1997, the Company shall pay Executive a base salary at the initial annual rate of $440,000, payable in regular installments in accordance with the Company's usual payment practices. On January 1, 1998 and on each January 1 thereafter during the Employment Term, the Company shall increase Executive's annual base salary at least $40,000 above the base salary in effect immediately prior thereto. Such base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary".


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         4.   BONUS OPPORTUNITY.  Executive is entitled to a cash bonus for each fiscal year of the Company (the "Annual Bonus") equal to not less than two percent (2%) of the Company's Operating Cash Flow for such fiscal year. The Company shall pay the Annual Bonus as soon as practicable following each fiscal year, and in no event later than ninety days after the end of the relevant fiscal year. Notwithstanding the foregoing, Executive's Annual Bonus for the 1997 fiscal year will be not less than $200,000. For purposes of this Agreement, "Operating Cash Flow" means the Company's consolidated net income determined in conformity with generally accepted accounting practices plus, in each case, to the extent deducted from the Company's consolidated net income for such fiscal year, (i) net income and franchise tax expenses,
(ii) amortization and depreciation and (iii) consolidated interest expenses.

         5.   EQUITY OPPORTUNITY.

         (a) OPTION GRANT UNDER STOCK INCENTIVE PLAN. The Company shall adopt a Stock Incentive Plan for the benefit of Executive and certain other selected members of the Company's senior management on substantially the terms attached as Exhibit F to the Plan. The Company shall grant to Executive on or about the Effective Date an option pursuant to the Stock Incentive Plan (the "Option") exercisable at $11.88 per share for 357,845 shares of Common Stock of the Company ("Common Stock") (representing 5% of the outstanding Common Stock on the Effective Date on a fully diluted basis assuming the exercise of all warrants, options or other securities issued under the Plan or issued in connection with the exit financing therefor which are convertible into Common Stock). Except to the extent inconsistent with the specific provisions of this Section 5, the Option will be subject to the terms and conditions of the Stock Incentive Plan and such other terms to be determined by the compensation committee of the Board.

         (b) MATERIAL TERMS. On January 1 of each of 1998, 1999 and 2000, the Option shall vest and become exercisable with respect to thirty-three and 1/3 percent (331/3%) of the aggregate amount of shares of Common Stock subject to the Option (the "Initial Amount"). The period commencing on the Effective Date and ending on January 1, 2000 is referred to herein as the "Vesting Period." Subject to the provisions of the next paragraph, to the extent vested, the Option is excisable at any time during the period ending on the tenth anniversary of the Effective Date (such period, the "Exercise Period").

         If Executive's employment with the Company is terminated during the Vesting Period by the Company for "Cause" (as


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defined in Section 7(a)) or during the Vesting Period by Executive without
"Good Reason" (as defined in Section 7(d)), the Option shall, to the extent not previously exercised, be canceled without consideration and any shares of Common Stock previously acquired by Executive upon the exercise in whole or in part of the Option shall be subject to redemption by the Company at a redemption price per share equal to the exercise price per share under the Option. If Executive's employment with the Company is terminated during the Vesting Period due to his death or disability, the then unvested portion of the Option, if any, will be canceled without consideration and Executive will be entitled to retain the then vested portion of the Option which will remain exercisable for the remainder of the Exercise Period. Following the Vesting Period, the Option is not subject to cancellation and no termination of Executive's employment with the Company for any reason, whether by Executive or Company, will affect the remainder of the Exercise Period and no shares of Common Stock acquired by Executive upon the exercise of the Option are subject to forced redemption by the Company.

         If a "Change of Control" (as defined in that certain Indenture dated as of July 22, 197, between the Company and State Street Bank and Trust Company, as trustee, in respect of the Company's 13 1/2% Senior Secured Notes) occurs during the term of Executive's employment with the Company or Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, any unvested portion of the Option will vest and become exercisable immediately (or, in the case of a Change of Control, immediately prior to such Change of Control) and will remain exercisable for the remainder of the Exercise Period; provided that in connection with the consummation of any such Change of Control in which the selling holders of Common Stock are receiving cash consideration for their shares, the Company may elect to cancel the unexercised portion of the Option (the "Unexercised Portion") in exchange for a cash payment to Executive equal to the excess of (x) the fair market value of the shares of Common Stock covered by the Unexercised Portion over (y) the aggregate exercise price of the Unexercised Portion. For purposes of this Section 5, "fair market value" shall be determined by the Board in good faith and, in the event of a Change of Control involving the sale of shares of Common Stock, shall be based upon the price per share of Common Stock paid by the acquiror in connection with such Change of Control.

         (c) TAG ALONG RIGHTS. If at any time (x) Birch Holdings LLC and its successors and assigns (collectively, "Birch") intends to transfer all or a portion of the shares of Common Stock then held by Birch to any person or persons other


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than an affiliate of Birch and (y) Birch has previously received aggregate proceeds in excess of $32 million in respect of prior transfers of Common Stock, then Birch shall notify Executive of such intended transfer and its terms and conditions. Within 15 days of the date of receipt of such notice, Executive shall notify Birch in writing whether he elects to participate in such transfer. If Executive timely notifies Birch in writing of his election to participate in such transfer, Executive will have the right to sell, at the same price and on the same terms as Birch, such number of shares of Common Stock then beneficially owned by Executive equal to the product of (i) the number of shares of Common Stock Birch actually proposes to transfer multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock then beneficially owned by Executive and the denominator of which is the aggregate number of shares of Common Stock then beneficially owned by Birch and Executive.

         6.   EMPLOYEE BENEFITS.

         (a) PLAN PARTICIPATION. During the term of Executive's employment hereunder, the Company shall provide Executive with employee benefits (including fringe benefits, vacation, pension and profit sharing plan participation and life, health, accident and disability insurance) on the same basis as it generally makes those benefits available to senior executives of the Company and commensurate with those benefits customarily provided to the President and Chief Executive Officer of business corporations of similar size and public stature in this industry.

         (b) BUSINESS EXPENSES AND PERQUISITES. The Company shall reimburse reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder in accordance with the Company policies. In addition, the Company shall provide Executive with an automobile allowance of $2,000 per month and shall reimburse Executive for his out-of-pocket expenses in respect of annual dues for one country club membership.

         7.   TERMINATION.

         (a)  TERMINATION FOR CAUSE BY THE COMPANY.

              (i) The Company may terminate Executive's employment hereunder for "Cause." For purposes of this Agreement, "Cause" means (A) Executive's willful and continued failure substantially to perform his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) which is not cured by Executive within ten (10)


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days following written notice given by the Company of such failure, (B)
Executive has stolen funds or property from the Company or otherwise engaged in fraudulent conduct against the Company, (C) Executive's conviction of, or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any state thereof involving moral turpitude, or
(D) an intentional breach by Executive of the covenants set forth in Sections 8 or 9 of this Agreement which is not cured by Executive within ten (10) days following written notice from the Company of such breach.

         (ii) If Executive's employment is terminated by the Company for Cause, he will receive his Base Salary through the date of termination and Executive will be entitled to no other payments of Base Salary or Annual Bonus under this Agreement. All other benefits, if any, due Executive following Executive's termination of employment by the Company for Cause will be determined in accordance with the plans, policies and practices of the Company.

         (b) TERMINATION BY THE COMPANY WITHOUT CAUSE, BY EXECUTIVE WITH GOOD REASON, OR DUE TO NON-RENEWAL OR EXECUTIVE'S DEATH OR DISABILITY.

              (i) Executive's employment hereunder may be terminated under any of the following circumstances: by the Company without Cause, by Executive with Good Reason, upon Executive's death, at the end of the Employment Term following the Company's delivery of a notice of non-renewal as provided in Section 1 and if Executive becomes physically or mentally incapacitated and is therefore reasonably expected to be unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform his duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of a Disability as to which Executive and the Company cannot agree will be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each will appoint such a physician and those two physicians shall select a third who will make such determination in writing. The determination of Disability made in writing to the Company and Executive will be final and conclusive for all purposes of the Agreement.

         (ii) Except as otherwise provided in Sections 7(c) and 13(f) below, upon the termination of Executive's employment hereunder under any circumstance described in paragraph (i) of this Section 7(b), Executive or his estate (as the case may be) is entitled to receive, as and when due under the

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terms of this Agreement, his Base Salary, the benefits described in Section 6 of this Agreement and an annual bonus for each year the Company remains obligated to make payments under this Section 7(b)(ii) equal to the average of the Annual Bonuses received by Executive during the two years immediately preceding such termination (or in the immediately preceding year if Executive received only one Annual Bonus before such termination) until the later of
(A) the end of the Initial Employment Term and (B) the date one year after the date of such termination; PROVIDED that in the event of Executive's termination of employment due to death or Disability, such payments shall be reduced by the aggregate amount of payments received or to be received by Executive under any disability or life insurance program maintained by the Company or its affiliates.

         (c) TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE WITH GOOD REASON WITHIN ONE YEAR FOLLOWING A CHANGE OF CONTROL. If Executive's employment hereunder is terminated by the Company (or by another entity which directly or indirectly acquired the business, assets or the equity of the Company) without Cause or is terminated by Executive with Good Reason, in either case, within one (1) year following a "Change of Control", Executive shall be entitled to receive, in lieu of the compensation set forth in paragraph (b) above, a lump sum payment equal to the product of (x) 2.99 times (y) Executive's "base amount," as defined in Section 280G(b)(3) of the Code (the "Executive Base Amount"). Executive shall be entitled to no other payments of Base Salary or Annual Bonus under this Agreement. All other benefits, if any, due Executive following Executive's termination of employment by the Company without Cause within one year following a Change of Control shall be determined in accordance with the plans, policies and practices of the Company.

         (d)  TERMINATION BY EXECUTIVE WITHOUT GOOD REASON.

              (i) If Executive terminates his employment hereunder with the Company for any reason (other than for Good Reason), he will receive his Base Salary through the date of termination and will be entitled to no other payments of Base Salary or Annual Bonus under this Agreement. All other benefits, if any, due Executive following any such termination of Executive's employment will be determined in accordance with the plans, policies and practices of the Company.

              (ii) For purposes of this Agreement "Good Reason" means (t) a reduction in Base Salary, (u) an adverse change in Executive's title, (v) a material reduction in the scope of Executive's duties and responsibilities to the extent that they become materially inconsistent with his position as

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President and Chief Executive Officer of the Company (w) the failure of
Executive to report directly to the Board, (x) the failure of the Company to pay Executive any of the compensation due and owing to Executive hereunder,
(y) the failure of the Company to maintain Executive's principal office in the greater New York metropolitan area without Executive's written consent or
(z) any other material breach of this Agreement by the Company, in any such case, following written notice from Executive to the Company describing the event allegedly constituting Good Reason and the Company's failure to cure or to in good faith commence the cure of such event within ten (10) days following Executive's giving of such written notice.

         (e) LIMITATION ON CERTAIN PAYMENTS FOLLOWING TERMINATION OF EMPLOYMENT. Notwithstanding any other provision of this Agreement:

              (i) In the event it is determined pursuant to clause (ii) below, that part or all of the consideration, compensation or benefits to be paid to Executive under this Agreement in connection with Executive's termination of employment coincident with or following a Change of Control or under any other plan, arrangement or agreement in connection therewith, constitutes a "parachute payment" (or payments) under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments (the "Parachute Amount") exceeds 2.99 times the Executive Base Amount, the amounts constituting "parachute payments" which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount; PROVIDED, HOWEVER, that unless Executive otherwise agrees, in no event shall the Parachute Amount otherwise payable to Executive be reduced by more than 10% pursuant to this Section 7(e).

              (ii) Any determination that a payment constitutes a parachute payment and any calculation described in this Section 7(e) ("determination") shall be made by the independent public accountants for the Company, and may, at the Company's election, be made prior to termination of Executive's employment where the Company determines that a Change in Control, as provided in this Section 7, is imminent. Such determination shall be furnished in writing no later than 30 days following the date of the Change in Control by the accountants to Executive.

              (iii) If the determination made pursuant to clause (ii) of this
Section 7(e) results in a reduction of the payments that would otherwise be paid to Executive except for the application of clause (i) of this Section 7(e), Executive

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may then elect, in his sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Company in writing of his election within ten (10) days of the determination of the reduction in payments. If no such election is made by Executive within such ten-day period, the Company may elect which and how much of any entitlement shall be eliminated or reduced and shall notify Executive promptly of such election. Within ten (10) days following such determination and the elections hereunder, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement and shall promptly pay to or distribute to or for the benefit of Executive in the future such amounts as become due to Executive under this Agreement.

              (iv) As a result of the uncertainty in the application of
Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under clause (i) of this Section 7(e) ("Overpayment") or that additional payments which are not made by the Company pursuant to clause (i) of this
Section 7(e) should have been made ("Underpayment"). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive which Executive shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

         (f) EXPIRATION OF EMPLOYMENT TERM. Unless otherwise agreed in writing between the Company and Executive, Executive's employment hereunder terminates upon the expiration of the Employment Term following delivery of a notice of non-renewal as provided in Section 1 of this Agreement. Following such expiration of the Employment Term, the Company will have no further obligations to Executive hereunder, other than (i) if Executive delivers the notice of non-renewal, with respect to compensation (including, but not limited to, Annual Bonus, any amounts payable under any employee benefit program of the Company in which Executive is or was a participant, accrued vacation time not taken, unreimbursed business expenses

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and any other amounts which may be due and/or owing to Executive hereunder)
which shall have accrued to Executive during the Employment Term but which shall then remain unpaid, and (ii) if the Company delivers the notice of non-renewal, as provided in Section 7(b)(ii). Executive's continuation of employment with the Company beyond the expiration of the Employment Term will be deemed an employment at will which may be terminated by the Company or Executive at any time and will not extend any of the provisions of this Agreement. Any payments received by Executive in connection with such employment-at-will reduce the amounts payable by the Company under Section 7(b)(ii).

         (g) NOTICE OF TERMINATION. Any purported termination of employment by the Company or by Executive must be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(h) hereof. For purposes of this Agreement, a "Notice of Termination" means a notice which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

         8. NON-COMPETITION. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

              (a) During the term of Executive's employment hereunder and for a period of one year following the termination of Executive's employment with the Company, Executive shall not become an employee, owner (except for passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent or director of any company or entity engaged in the location-based entertainment center business (other than major theme parks) which directly competes with the Company.

              (b) For one year following the termination of Executive's employment with Company, Executive shall not directly or indirectly induce any employee of the Company or any of its affiliates to engage in any activity in which Executive is prohibited from engaging by Section 8(a) above or to terminate such employee's employment with the Company or any of its affiliates, and shall not directly or indirectly employ or offer employment to any person who was employed by the Company or any of its affiliates unless such person has ceased to be employed by the Company or any of its affiliates for a period of at least 12 months.


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              (c)  It is expressly understood and agreed that although
Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

              (d) Notwithstanding the foregoing, it is expressly understood and agreed that Executive's obligation to comply with the provisions of this
Section 8 during any period following the termination of his employment with the Company will cease in the event that the Company is in material breach of any of its obligations to make payments to Executive hereunder; PROVIDED that
(i) Executive has notified the Company in writing of such alleged breach and the Company has failed to cure such breach within ten (10) days of its receipt of such written notice and (ii) Executive shall continue to be bound by the provisions of this Section 8 in the event of any bona fide dispute over Executive's entitlement to any such payments pending settlement or judicial resolution of such bona fide dispute.

         9. CONFIDENTIALITY. Executive shall not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investing, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company generally, or of any affiliate of the Company, PROVIDED that the foregoing prohibition shall apply only to information (i) which is or could be material to the Company, (ii) which is not generally known to the industry or the public other than as a result of Executive's breach of this covenant and
(iii) which is or could be used by the recipient thereof in a manner materially detrimental to the Company. Upon the Company's request after termination of Executive's employment with the Company for any reason, Executive shall return to the Company immediately all memoranda, books,

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papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries. Further, Executive shall not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates. It is understood and agreed that nothing contained in this Section 9 shall restrict Executive's ability to obtain future employment.

         10. COOPERATION WITH REGARD TO LITIGATION. Executive shall cooperate with the Company during the Employment Term and thereafter (including following Executive's termination of employment for any reason) by making himself reasonably available to testify on behalf of the Company or its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative and to assist the Company or any of its affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel or representatives or counsel to the Company or its affiliates, as reasonably requested by the Board or such representatives or counsel. Executive shall be reimbursed by the Company for any expenses (including, but not limited to, legal fees) reasonably incurred by Executive in connection with his compliance with the foregoing covenant.

         11. NOTIFICATION REQUIREMENT. During the Employment Term and for the one year period following Executive's termination of employment with the Company for any reason, Executive shall give notice to the Company of any change in Executive's address and of each new employment that Executive plans to undertake at least seven (7) days prior to beginning any such new employment. Such notice must state the nature of the new employment, the name and address of the person for whom such new employment is undertaken and Executive shall provide the Company with such other pertinent information concerning such new employment as the Company may reasonably request in order to determine Executive's continued compliance with his obligations under Sections 8 and 9.

         12. SPECIFIC PERFORMANCE. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company may seek equitable relief in the form of specific performance,

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temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         13.  MISCELLANEOUS.

              (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to conflicts of laws provisions.

              (b) ENTIRE AGREEMENT/AMENDMENTS. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

              (c) NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

              (d) SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respects, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

              (e) ASSIGNMENT. This Agreement is not assignable by Executive and is assignable by the Company only with the consent of Executive; PROVIDED that if the Company effects a reorganization, consolidates with, or merges into any other entity or transfers all of substantially all of its properties or assets to any other entity the Company must assign its rights and obligations under this Agreement (and Executive hereby consents to any such assignment); and provided, further, that any assignee of the Company must expressly assume the obligations, rights and privileges of this Agreement.

              (f) MITIGATION. Executive has no duty to mitigate damages following termination of his employment. However, the Company's obligation to make the severance payments described in Section 7(b)(ii) as a result of its delivery of a notice of non-renewal will be reduced on a dollar-for-dollar basis to the extent Executive receives compensation in connection with new employment.

              (g) SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and permitted assigns. This Agreement shall also inure to the benefit of and be binding upon Executive, his executors, administrators and heirs.

              (h) NOTICE. For the purpose of this Agreement, notices and all other communications provided for in the Agreement must be in writing and will be deemed to have been duly given when delivered by hand or nationally recognized overnight courier or five (5) business days after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its executive offices with a copy sent to the address set forth below, and addressed to Executive at the last known address of Executive contained in the personnel records of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                           Copies of Notices to Company:

                           Wellspring Associates, L.L.C.
                           620 Fifth Avenue
                           Suite 216
                           New York, N.Y.  10020

              (i) WITHHOLDING TAXES. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

              (j) REPRESENTATION AS TO NO CONFLICT. Each of Executive and the Company hereby represents and warrants to the other than neither the execution nor performance by such party of this Agreement is prohibited or restricted by or constitutes or will constitute, directly or indirectly, a breach or violation of any written or other agreement to which such party is or has been a party or by which such party is otherwise bound. The Company further represents to Executive that it has been duly formed as a corporation under the laws of the state of Delaware, is in good standing, is authorized to conduct and carry on its business and that the Agreement has been authorized by the Board and that all corporate action required to be taken to enter into this Agreement has been duly taken.

              (k) SURVIVAL. Provisions of this Agreement shall survive any termination to the extent necessary or desirable to fully accomplish the purposes of such provision; provided that the provisions of Sections 5, 7, 8, 9, 10, 11, 12 and 13(j)
shall in all events survive any termination of Executive's employment and the expiration of the Employment Term.

              (l) COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instruments.

              (m) EFFECTIVE DATE. This Agreement becomes effective on the later of the following dates (such later date the "Effective Date"): (i) the date this Agreement is executed by the parties hereto and Birch and (ii) the "Effective Date" as defined in the Plan.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                             Discovery Zone, Inc.


                                             By: /s/ Robert Rooney
                                                ---------------------------
                                                Name: Robert Rooney
                                                Title: Senior Vice President


                                                /s/ Scott Bernstein
                                                ---------------------------
                                                Scott Bernstein

Consented and Agreed
With Respect to Sections 2(a) and 5(c):

BIRCH HOLDINGS LLC


By: /s/ Greg Feldman
   -----------------------------
   Name: Greg Feldman
   Title: Member